Contact:     Pete Bakel      Resource Center: 1-800-232-6643
    202-752-2034                                     Exhibit 99.1
Date:    August 1, 2023

Fannie Mae Reports Net Income of $5.0 Billion for Second Quarter 2023

•	$5.0 billion net income for the second quarter of 2023, with net worth reaching $69.0 billion as of June 30, 2023
“With our solid second quarter performance, Fannie Mae continues to serve as a stabilizing force for America’s housing finance system in even the most challenging markets. After nearly 15 years of transformation, today, Fannie Mae is safer and stronger. This is thanks to our team’s dedicated efforts to improve the resiliency of our business and our steadfast focus on risk management.”

Priscilla Almodovar, Chief Executive Officer

•
Net income increased $1.2 billion in the second quarter of 2023 compared with the first quarter of 2023, primarily driven by a $1.4 billion shift from provision for credit losses to benefit for credit losses

•	$104 billion in liquidity provided to the mortgage market in the second quarter of 2023

•
Acquired approximately 227,000 single-family purchase loans, of which more than 45% were for first-time homebuyers, and approximately 54,000 single-family refinance loans during the second quarter of 2023

•
Financed approximately 139,000 units of multifamily rental housing in the second quarter of 2023, a significant majority of which were affordable to households earning at or below 120% of area median income, providing support for both workforce and affordable housing

•	Home prices grew 3.6% on a national basis in the second quarter of 2023, compared with a 1.4% increase in the first quarter of 2023

•	The U.S. weekly average 30-year fixed-rate mortgage rate increased from 6.32% as of the end of the first quarter of 2023 to 6.71% as of the end of the second quarter of 2023

Q2 2023 Key Results

$69.0 Billion Net Worth	$182 Billion Supporting Housing Activity

Increase of $5.0 billion in the second quarter of 2023	SF Home Purchases	SF Refinancings	MF Rental Units

$5.0 Billion Net Income for Q2 2023	Serious Delinquency Rates

Increase of $1.2 billion compared with first quarter 2023	Single-Family SDQ Rate	Multifamily SDQ Rate

Second Quarter 2023 Results	1

Summary of Financial Results

(Dollars in millions)	Q223	Q123	Variance	% Change	Q222	Variance	% Change
Net interest income	$7,035	$6,786	$249	4%	$7,808	$(773)	(10)%
Fee and other income	70	63	7	11%	81	(11)	(14)%
Net revenues	7,105	6,849	256	4%	7,889	(784)	(10)%
Investment gains (losses), net	25	(67)	92	NM	(49)	74	NM
Fair value gains, net	404	204	200	98%	529	(125)	(24)%
Administrative expenses	(864)	(868)	4	—%	(795)	(69)	(9)%
Benefit (provision) for credit losses	1,266	(132)	1,398	NM	(218)	1,484	NM
TCCA fees	(856)	(855)	(1)	—%	(841)	(15)	(2)%
Credit enhancement expense(1)	(384)	(341)	(43)	(13)%	(332)	(52)	(16)%
Change in expected credit enhancement recoveries	(160)	120	(280)	NM	(47)	(113)	NM
Other expenses, net(2)	(257)	(130)	(127)	(98)%	(261)	4	2%
Income before federal income taxes	6,279	4,780	1,499	31%	5,875	404	7%
Provision for federal income taxes	(1,285)	(1,008)	(277)	(27)%	(1,222)	(63)	(5)%
Net income	$4,994	$3,772	$1,222	32%	$4,653	$341	7%

Total comprehensive income	$4,995	$3,772	$1,223	32%	$4,649	$346	7%
Net worth	$69,044	$64,049	$4,995	8%	$56,407	$12,637	22%

NM - Not meaningful
(1) Consists of costs associated with freestanding credit enhancements, which primarily include Connecticut Avenue Securities® and Credit Insurance Risk TransferTM programs, enterprise-paid mortgage insurance, and certain lender risk-sharing programs.

(2) Consists of debt extinguishment gains (losses), foreclosed property income (expense), gains (losses) from partnership investments, housing trust fund expenses, loan subservicing costs, and servicer fees paid in connection with certain loss mitigation activities.

Financial Highlights

Net income increased $1.2 billion in the second quarter of 2023, compared with the first quarter of 2023, primarily driven by a $1.4 billion shift from provision for credit losses to benefit for credit losses.

•
Net interest income increased $249 million in the second quarter of 2023, compared with the first quarter of 2023, primarily driven by an increase in income from the company’s other investments portfolio and an increase in amortization income. Higher income from the other investments portfolio was due to an increase in short-term yields. Amortization income increased due to increases in prepayment volumes in the second quarter of 2023.

•
Benefit for credit losses was $1.3 billion in the second quarter of 2023, compared with a provision of $132 million in the first quarter of 2023. The benefit for credit losses for the second quarter of 2023 was driven by a single-family credit benefit, partially offset by a modest multifamily provision.
•The single-family credit benefit was primarily driven by improvements in actual and forecasted home prices, partially offset by a provision on newly acquired loans.
•The multifamily provision was primarily due to decreases in estimated multifamily property values.
The provision for credit losses for the first quarter of 2023 was driven by a multifamily provision, partially offset by a modest single-family credit benefit.
•The multifamily provision was primarily due to declines in estimated multifamily property values and continued uncertainty related to seniors housing loans, including uncertainty related to adjustable-rate loans, partially offset by a benefit from lower actual and projected interest rates.
•The single-family credit benefit was primarily driven by improvements in actual and forecasted home prices, substantially offset by provision on newly acquired loans.

Second Quarter 2023 Results	2

Single-Family Business Financial Results

(Dollars in millions)	Q223	Q123	Variance	% Change	Q222	Variance	% Change
Net interest income	$5,917	$5,672	$245	4%	$6,573	$(656)	(10)%
Fee and other income	52	48	4	8%	60	(8)	(13)%
Net revenues	5,969	5,720	249	4%	6,633	(664)	(10)%
Investment gains (losses), net	27	(71)	98	NM	(27)	54	NM
Fair value gains, net	460	166	294	177%	543	(83)	(15)%
Administrative expenses	(718)	(720)	2	—%	(671)	(47)	(7)%
Benefit (provision) for credit losses	1,418	47	1,371	NM	(206)	1,624	NM
TCCA fees	(856)	(855)	(1)	—%	(841)	(15)	(2)%
Credit enhancement expense	(327)	(287)	(40)	(14)%	(270)	(57)	(21)%
Change in expected credit enhancement recoveries	(223)	95	(318)	NM	(43)	(180)	NM
Other expenses, net	(203)	(116)	(87)	(75)%	(224)	21	9%
Income before federal income taxes	5,547	3,979	1,568	39%	4,894	653	13%
Provision for federal income taxes	(1,153)	(847)	(306)	(36)%	(1,008)	(145)	(14)%
Net income	$4,394	$3,132	$1,262	40%	$3,886	$508	13%

Average charged guaranty fee on new conventional acquisitions, net of TCCA fees*	52.2 bps	51.6 bps	0.6 bps	1%	49.6 bps	2.6 bps	5%
Average charged guaranty fee on conventional guaranty book of business, net of TCCA fees*	46.8 bps	46.6 bps	0.2 bps	—%	46.1 bps	0.7 bps	2%
NM - Not meaningful
* In Q4 2022, the company enhanced the method it uses to estimate average loan life at acquisition. Charged fees reported for prior periods have been updated in this release to reflect this updated methodology.

Key Business Highlights

•
Single-family conventional acquisition volume was $89.2 billion in the second quarter of 2023, an increase of 32% compared with $67.5 billion in the first quarter of 2023. Purchase acquisition volume, of which more than 45% was for first-time homebuyers, increased to $76.4 billion in the second quarter of 2023 from $56.5 billion in the first quarter of 2023. Refinance acquisition volume was $12.8 billion in the second quarter of 2023, an increase from $11.0 billion in the first quarter of 2023.

•
Average single-family conventional guaranty book of business in the second quarter of 2023 declined by $1.4 billion from the first quarter of 2023 driven by acquisition volumes being lower than loan paydowns during the quarter. Overall credit characteristics of the single-family conventional guaranty book of business remained strong, with a weighted-average mark-to-market loan-to-value ratio of 51% and a weighted-average FICO credit score at origination of 752 as of June 30, 2023.

•
Average charged guaranty fee, net of TCCA fees, on the single-family conventional guaranty book remained relatively flat at 46.8 basis points as of June 30, 2023, compared with 46.6 basis points as of March 31, 2023. Average charged guaranty fee on newly acquired single-family conventional loans, net of TCCA fees, remained relatively flat at 52.2 basis points for the second quarter of 2023, compared with 51.6 basis points for the first quarter of 2023.

•
Single-family serious delinquency rate decreased to 0.55% as of June 30, 2023 from 0.59% as of March 31, 2023. Single-family seriously delinquent loans are loans that are 90 days or more past due or in the foreclosure process.

Second Quarter 2023 Results	3

Multifamily Business Financial Results

(Dollars in millions)	Q223	Q123	Variance	% Change	Q222	Variance	% Change
Net interest income	$1,118	$1,114	$4	—%	$1,235	$(117)	(9)%
Fee and other income	18	15	3	20%	21	(3)	(14)%
Net revenues	1,136	1,129	7	1%	1,256	(120)	(10)%
Fair value gains (losses), net	(56)	38	(94)	NM	(14)	(42)	NM
Administrative expenses	(146)	(148)	2	1%	(124)	(22)	(18)%
Provision for credit losses	(152)	(179)	27	15%	(12)	(140)	NM
Credit enhancement expense	(57)	(54)	(3)	(6)%	(62)	5	8%
Change in expected credit enhancement recoveries	63	25	38	152%	(4)	67	NM
Other expenses, net*	(56)	(10)	(46)	NM	(59)	3	5%
Income before federal income taxes	732	801	(69)	(9)%	981	(249)	(25)%
Provision for federal income taxes	(132)	(161)	29	18%	(214)	82	38%
Net income	$600	$640	$(40)	(6)%	$767	$(167)	(22)%

Average charged guaranty fee rate on multifamily guaranty book of business, at period end	77.4 bps	78.1 bps	(0.7) bps	(1)%	79.5 bps	(2.1) bps	(3)%

NM - Not meaningful
* Includes investment gains or losses and other income or expenses.

Key Business Highlights

•
New multifamily business volume was $15.1 billion in the second quarter of 2023, compared with $10.2 billion in the first quarter of 2023. FHFA has capped the company’s multifamily loan purchases for 2023 at $75 billion. FHFA requires that a minimum of 50% of the company’s multifamily loan purchases must be mission-driven, focused on specified affordable and underserved market segments.

•
The multifamily guaranty book of business grew by approximately 2% in the second quarter of 2023 to $454.7 billion. The average charged guaranty fee on the multifamily book declined slightly to 77.4 basis points as of June 30, 2023, compared with 78.1 basis points as of March 31, 2023.

•
The multifamily serious delinquency rate increased to 0.37% as of June 30, 2023, compared with 0.35% as of March 31, 2023. Multifamily seriously delinquent loans are loans that are 60 days or more past due.

Second Quarter 2023 Results	4

Additional Matters

Fannie Mae’s Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations and Comprehensive Income for the second quarter of 2023 are available in the accompanying Annex; however, investors and interested parties should read the company’s Second Quarter 2023 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its Second Quarter 2023 Form 10-Q. Additional information about the company’s financial and credit performance is contained in Fannie Mae’s “Q2 2023 Financial Supplement” at www.fanniemae.com.

# # #

Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.

Fannie Mae advances equitable and sustainable access to homeownership and quality, affordable rental housing for millions of people across America. We enable the 30-year fixed-rate mortgage and drive responsible innovation to make homebuying and renting easier, fairer, and more accessible. To learn more, visit fanniemae.com.

Second Quarter 2023 Results	5

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions)

	As of
	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$52,229	$57,987
Restricted cash and cash equivalents (includes $21,605 and $23,348, respectively, related to consolidated trusts)	27,206	29,854
Securities purchased under agreements to resell (includes $10,450 and $3,475, respectively, related to consolidated trusts)	33,050	14,565
Investments in securities, at fair value	51,231	50,825
Mortgage loans:
Loans held for sale, at lower of cost or fair value	513	2,033
Loans held for investment, at amortized cost:
Of Fannie Mae	49,785	52,081
Of consolidated trusts	4,080,809	4,071,669
Total loans held for investment (includes $3,433 and $3,645, respectively, at fair value)	4,130,594	4,123,750
Allowance for loan losses	(9,982)	(11,347)
Total loans held for investment, net of allowance	4,120,612	4,112,403
Total mortgage loans	4,121,125	4,114,436
Advances to lenders	3,483	1,502
Deferred tax assets, net	11,990	12,911
Accrued interest receivable, net (includes $9,442 and $9,241 related to consolidated trusts and net of allowance of $49 and $111, respectively)	9,930	9,821
Other assets	13,466	13,387
Total assets	$4,323,710	$4,305,288
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $9,721 and $9,347, respectively, related to consolidated trusts)	$10,413	$9,917
Debt:
Of Fannie Mae (includes $884 and $1,161, respectively, at fair value)	137,696	134,168
Of consolidated trusts (includes $15,172 and $16,260, respectively, at fair value)	4,094,654	4,087,720
Other liabilities (includes $1,699 and $1,748, respectively, related to consolidated trusts)	11,903	13,206
Total liabilities	4,254,666	4,245,011
Commitments and contingencies (Note 13)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock (liquidation preference of $185,548 and $180,339, respectively)	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(64,245)	(73,011)
Accumulated other comprehensive income	36	35
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity (See Note 1: Senior Preferred Stock Purchase Agreement and Senior Preferred Stock for information on the related dividend obligation and liquidation preference)	69,044	60,277
Total liabilities and equity	$4,323,710	$4,305,288

See Notes to Condensed Consolidated Financial Statements in the Second Quarter 2023 Form 10-Q

Second Quarter 2023 Results	6

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars in millions, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2023	2022	2023	2022
Interest income:
Investments in securities	$1,101	$318	$2,082	$484
Mortgage loans	32,655	29,082	64,792	56,224
Other	584	55	1,036	87
Total interest income	34,340	29,455	67,910	56,795
Interest expense:
Short-term debt	(183)	(5)	(302)	(6)
Long-term debt	(27,122)	(21,642)	(53,787)	(41,582)
Total interest expense	(27,305)	(21,647)	(54,089)	(41,588)
Net interest income	7,035	7,808	13,821	15,207
Benefit (provision) for credit losses	1,266	(218)	1,134	(458)
Net interest income after benefit (provision) for credit losses	8,301	7,590	14,955	14,749
Investment gains (losses), net	25	(49)	(42)	(151)
Fair value gains, net	404	529	608	1,009
Fee and other income	70	81	133	164
Non-interest income	499	561	699	1,022
Administrative expenses:
Salaries and employee benefits	(467)	(398)	(947)	(805)
Professional services	(192)	(198)	(376)	(407)
Other administrative expenses	(205)	(199)	(409)	(391)
Total administrative expenses	(864)	(795)	(1,732)	(1,603)
TCCA fees	(856)	(841)	(1,711)	(1,665)
Credit enhancement expense	(384)	(332)	(725)	(610)
Change in expected credit enhancement recoveries	(160)	(47)	(40)	13
Other expenses, net	(257)	(261)	(387)	(458)
Total expenses	(2,521)	(2,276)	(4,595)	(4,323)
Income before federal income taxes	6,279	5,875	11,059	11,448
Provision for federal income taxes	(1,285)	(1,222)	(2,293)	(2,387)
Net income	4,994	4,653	8,766	9,061
Other comprehensive income (loss)	1	(4)	1	(11)
Total comprehensive income	$4,995	$4,649	$8,767	$9,050
Net income	$4,994	$4,653	$8,766	$9,061
Dividends distributed or amounts attributable to senior preferred stock	(4,995)	(4,649)	(8,767)	(9,050)
Net income (loss) attributable to common stockholders	$(1)	$4	$(1)	$11
Earnings per share:
Basic	$0.00	$0.00	$0.00	$0.00
Diluted	0.00	0.00	0.00	0.00
Weighted-average common shares outstanding:
Basic	5,867	5,867	5,867	5,867
Diluted	5,867	5,893	5,867	5,893

See Notes to Condensed Consolidated Financial Statements in the Second Quarter 2023 Form 10-Q

Second Quarter 2023 Results	7